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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports dated February 28, 1996 (except for note 1, as to which the date is May 21, 1996) with respect to the consolidated financial statements of Kabelmedia Holding GmbH; November 23, 1995 with respect to the financial statements of Antech Gesellschaft fur Vermietung und Vertrieb von Satelliten-und Kabelfernsehempfangsanlagen mbH; July 28, 1995 with respect to the financial statements of PKG Holding GmbH; December 13, 1995 with respect to the financial statements of PKG Mature Networks; January 5, 1996 with respect to the financial statements of TELECable Betriebsgesellschaft Halle mbH; February 28, 1996 with respect to the financial statements of BFR Group (Osnabruk and Angelbachtal Operations); February 28, 1996 with respect the financial statements of BFR Group (Berlin and Bielefeld Operations); September 20, 1995 with respect to the financial statements of KSW GmbH & Co. KG Kabel- und Satellitenempfangsanlagen fur Wohngebiete und Kommunen; and March 22, 1996 with respect to the financial
statements of BTV Group in the Registration Statement (Form S-1 No 33-      )
and related Prospectus of Kabelmedia Holding GmbH dated June 20, 1996.

ERNST & YOUNG GMBH

Frankfurt, Germany
June 17, 1996